Exhibit 8.1

List of Subsidiaries of Luxoft Holding, Inc.

Entity	Jurisdiction of Incorporation	Percentage Ownership
Luxoft International Company Limited	Cyprus	100%
Luxoft UK Limited	United Kingdom	100%
Excelian Limited	United Kingdom	100%
Luxoft USA, Inc.	United States	100%
Radius, Inc.	United States	100%
Excelian Inc.	United States	100%
Luxoft Canada LTD.	Canada	100%
Excelian (Canada) Limited	Canada	100%
Luxoft Eastern Europe Ltd.	British Virgin Islands	100%
Luxoft Mexico S.A. de C.V.	Mexico	100%
Luxoft Singapore PTE. LTD.	Singapore	100%
Luxoft Poland sp.z.o.o.	Poland	100%
Luxoft GmbH	Germany	100%
Luxoft (Switzerland) GmbH	Switzerland	100%
Luxoft Global Operations GmbH	Switzerland	100%
Luxoft Vietnam Company Ltd.	Vietnam	100%
Luxoft Bulgaria EOOD	Bulgaria	100%
Luxoft Professional Romania S.R.L.	Romania	100%
Software ITC S.A.	Romania	99.44%
Luxoft Services, LLC	Russia	100%
Luxoft Professional, LLC	Russia	100%
Luxoft Research, LLC	Russia	100%
Luxoft Dubna, LLC	Russia	100%
Luxoft Training Center	Russia	100%
Luxoft Ukraine LLC	Ukraine	100%